Recom Strengthens Board and Management; Two Johnson & Johnson Veterans Appointed

LOS ANGELES

Recom Managed Systems, Inc.

Mr. Rodney Hildebrandt, 818-432-4560

Fax: 818-432-4566

www.recom-systems.com

Recom Managed Systems, Inc. (OTCBB: RECM), the heart-monitoring technology company, announced today that it has strengthened its Board of Directors and Management by the appointment of two Johnson & Johnson veterans, Rodney Hildebrandt and Pamela Bunes. At the same time, Marvin Fink and Robert Koblin have retired as corporate directors, although Mr. Fink remains the Chief Executive Officer of Recom -- in a somewhat reduced role -- to assure operational and transitional integrity as the Company now moves to market its products. Mr. Hildebrandt and Ms. Bunes shall replace Mr. Fink and Dr. Koblin in their roles as members of the Board.

Recom has also expanded its Board size to six members, and appointed Ms. Lucy Duncan-Scheman as Chairperson of the Board for a five-year term, from March 22, 2005. Ms. Duncan-Scheman has extensive experience in emerging companies, having advised major players in the U.S. technology industry throughout the 1990s and into 2000. Among these, Ms. Duncan-Scheman guided such companies as Cisco Systems, Inc. (NasdaqNM: CSCO), Sun Microsystems (NasdaqNM: SUNW), Lucent Technologies (NasdaqNM: LU), Tyco International, Ltd. (NasdaqNM: TYC), and Microsoft (NasdaqNM: MSFT) into new markets, and assisted them in designing solutions and opening these markets. Additionally, Ms. Duncan-Scheman currently represents L-3 Communications, Inc., one of the largest U.S. defense contractors.

Through her companies, Ms. Duncan-Scheman worked with the World Bank and several foreign countries in the modernization of many central banks, stock exchanges, telecommunications, transportation and other mission-critical projects. Currently, she is the President and CEO of the maritime security company Safe Ports in Washington, D.C. In this endeavor, Ms. Duncan-Scheman has recognized the need to bring new products to market, and in January 2005, she became a Member of the Board of Nanocat Technologies, based in Singapore. She has also announced a strategic alliance with Dr. Sam Araki, founder of Infonox, in San Jose, California. Dr. Araki is credited with having developed the world's first surveillance satellite, and was awarded the prestigious Draper Award for scientific achievement in 2005.

Rodney Hildebrandt has been appointed as Chief Operating Officer of Recom, and has accepted a five-year tenure on Recom's Board. Mr. Hildebrandt, 56, has over thirty years' experience at Johnson & Johnson where he performed numerous high-level executive roles.

Ms. Pamela Bunes has also accepted a five-year tenure on Recom's Board and will immediately begin an active consultation role with Recom. Ms. Bunes' 15-year career with Johnson & Johnson included senior positions in various business units of the Dow Component Company. Ms. Bunes remains employed by Johnson & Johnson, and it is anticipated she will assume a more primary role at Recom in the upcoming weeks, once her transition from Johnson & Johnson is complete.

Commenting on her appointment, Ms. Duncan-Scheman said: "It is obvious to me that the Recom heart monitor is ground-breaking and revolutionary. To enable patients to receive truly ambulatory information in all 'real world' settings is a crucial milestone that will ultimately have a tremendous impact on patient care and wellbeing. It will also, obviously, have an impact on health care costs that will be salutary for the entire health care industry."

Mr. Hildebrandt's achievements include his role as a founding executive on one of Wall Street's most successful ventures -- Johnson & Johnson's development of Ethicon Endo-Surgery. When he joined this business unit, Ethicon had no earnings, yet after the completion of his 12-year tenure, Ethicon was a multi-billion-dollar company and one of Johnson & Johnson's most successful subsidiaries. Mr. Hildebrandt executed various key operational roles for Johnson & Johnson over his 30-year tenure. Among these, Mr. Hildebrandt held multiple positions at the Dow Component Company with responsibilities for manufacturing, distribution and materials management, responsibilities that are believed to be necessary to operate the corporate expansion and external product distribution at Recom.

For the past two years, Pamela Bunes has conducted a detailed evaluation of Recom's technologies. Her due diligence confirmed that the Recom products are "revolutionary, not evolutionary." Ms. Bunes' due diligence -- done with the approval of Johnson & Johnson -- has included evaluations inside and outside of the Johnson & Johnson organization, including testing, schematic evaluations, clinical reviews and detailed discussions with members of Recom's Board of Advisors and other thought leaders in the industry which included cardiovascular thought leaders throughout the United States.

Dr. Lowell Harmison, a long-standing member of the Board and former Principal Deputy Assistant, U.S. Department of Health Services, commented: "I am very gratified at the revolutionary work done by Marvin S. Fink and Dr. Drakulic in building the Recom Model 100 device and positioning the Company to do so much more. This transition was long-awaited, is exciting and represents the perfect compliment to the skill set of existing management -- Mr. Fink, Dr. Drakulic and others -- while tying it all to the vast marketplace for our products."

Dr. Lowell Harmison continued: "There is nobody like Ms. Bunes who can bring industry knowledge plus unparalleled passion for the Company and its technologies. I look forward to working closely with her and the new team to implement the deployment of our technologies, perfected over the past two and a half years. With Mr. Hildebrandt in firm control of operations and corporate expansion, the prospects for this Company are undoubtedly very sound."

About Recom Managed Systems, Inc.

Recom Managed Systems, Inc. is an emerging life sciences company focused on the monitoring and detection of disease through continuous biomedical signal monitoring. Recom Managed Systems, Inc. uses its patented signal technology to design and develop medical devices that simplify and reduce the costs of diagnostic testing and patient monitoring in an ambulatory setting. With our patented signal technology platform, Recom brings clinical quality physiological signal monitoring to the ambulatory setting.

Caution Regarding Forward-Looking Statements

Statements in this release that are not strictly historical are "forward-looking" statements. Forward-looking statements involve known and unknown risks, which may cause Recom's actual results in the future to differ materially from expected results. Factors which could cause or contribute to such differences include, but are not limited to failure to complete the development and introduction of new products or services, failure to obtain federal or state regulatory approvals governing medical devices, monitoring and other related services or products, inability to obtain physician, patient or insurance acceptance of Recom's products or services, adverse equity market conditions and declines in the value of Recom's common stock, and the unavailability of financing to complete management's plans and objectives. These risks are qualified in their entirety by cautionary language and risk factors set forth and to be further described in Recom's filings with the Securities and Exchange Commission.